                                                                    Exhibit 3.15


                            ARTICLES OF INCORPORATION

                                       OF

                          MARINE TERMINALS INCORPORATED

          The undersigned natural person of the age of eighteen (18) years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopts the following Articles of Incorporation:

                                    ARTICLE I

          The name of the Corporation is Marine Terminals Incorporated.

                                   ARTICLE II

          The address, including street and number of the Corporation's initial registered office in this State is One Mercantile Center, St. Louis, Missouri 63101, and the name of its initial registered agent at such address is DAVID F. ULMER.

                                   ARTICLE III

          The aggregate number of shares which the Corporation shall have authority to issue shall be thirty thousand (30,000) shares of Common Stock having a par value of One Dollar ($1.00) each, amounting to a total par value of Thirty Thousand Dollars ($30,000).

                                   ARTICLE IV

          No holder of any share or shares of stock of any kind, series or class now or hereafter authorized shall be entitled as such as a matter of right to subscribe for or purchase any stock of any kind, series or class, whether now or hereafter authorized or outstanding, which may hereafter be issued or sold by this Corporation, or any securities including, but without limitation, debentures convertible into stock of any class, and whether issued or sold for cash, property, services or otherwise.

                                    ARTICLE V

          The name and place of residence of the incorporator is DAVID F. ULMER, 248 Lindeman Road, Kirkwood, Missouri 63122.

                                   ARTICLE VI

          The number of Directors to constitute the initial Board of Directors shall be three (3), who need not be shareholders. Thereafter, the number of Directors to serve on the Board of Directors shall be set by the By-Laws of this Corporation.

                                   ARTICLE VII

          The duration of the Corporation is perpetual.

                                  ARTICLE VIII

          The primary purpose of the Corporation is to own real and personal property, to engage in the business of operating a marine terminal for coal and other products and to engage in all other legal acts permitted general and business corporations.

                                   ARTICLE IX

          The power to make, alter, amend or repeal the By-Laws of the Corporation shall be vested in the Board of Directors.

          The Board of Directors shall have and exercise such further powers as are provided it under present or future laws of the State of Missouri.

                                    ARTICLE X

          This Corporation shall indemnify those persons, including but not limited to its directors and officers, as are set forth in the By-Laws of this Corporation to the full extent such indemnification is provided in said By-Laws.


                                       -2-